Exhibit 4.4

AMENDMENT NO. 1 TO WARRANT TO PURCHASE COMMON STOCK

This AMENDMENT NO. 1 TO WARRANT TO PURCHASE COMMON STOCK, dated as of September [__], 2026 (this “Amendment”), amends that certain WARRANT TO PURCHASE COMMON STOCK (the “Warrant”), dated as of September 10, 2026, issued by Glucotrack, Inc., a Delaware corporation (the “Company”), for the benefit of [__], the registered holder thereof or its permitted assigns (“Holder”). The Company and Holder are referred to collectively herein as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Warrant.

WITNESSETH:

WHEREAS, pursuant to and in accordance with Section 9 of the Warrant, the Warrant may be amended with the written consent of the Company and the Holder; and

WHEREAS, in order to comply with Nasdaq listing requirements, the Company and the Holder desire to amend the Warrant as set forth herein.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

Section 1. Amendment to the Warrant.

A. Section 2(a) of the Warrant is hereby amended and restated in its entirety by replacing Section 2(a) with the following:

“(a) Stock Dividends and Splits. Without limiting any provision of Section 4, if the Company, at any time on or after the date of the Securities Purchase Agreement, (i) pays a stock dividend on one or more classes of its then outstanding shares of Common Stock or otherwise makes a distribution on any class of capital stock that is payable in Common Stock, (ii) subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its then outstanding shares of Common Stock into a larger number of shares or (iii) combines (by combination, reverse stock split or otherwise) one or more classes of its then outstanding shares of Common Stock into a smaller number of shares (each of (i), (ii) and (iii), a “Share Combination Event” and the date of such event, the “Share Combination Event Date”), then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that an Exercise Price is calculated hereunder, then the calculation of such Exercise Price shall be adjusted appropriately to reflect such event. Notwithstanding the foregoing, if at any time and from time to time on or after the Issuance Date there occurs any Share Combination Event and the Event Market Price is less than the Exercise Price then in effect (after giving effect to the adjustments in clauses (i), (ii) and (iii) above), then on the sixteenth (16th) Trading Day immediately following such Share Combination Event Date, the Exercise Price then in effect on such sixteenth (16th) Trading Day (after giving effect to the adjustments in clauses (i), (ii) and (iii) above) shall be reduced (but in no event increased) to the Event Market Price; provided, however, that in no event shall the Exercise Price be reduced below the Floor Price. For the avoidance of doubt, if the adjustment in the immediately preceding sentence would otherwise result in an increase in the Exercise Price hereunder, no adjustment shall be made.”

B. Section 16(m) of the Warrant is hereby amended and restated in its entirety by replacing Section 16(m) with the following:

“(m) “Floor Price” means 20% of the Closing Sale Price on the date of this Warrant.”

Section 2. No Other Amendments. Each reference to “this Warrant,” “hereunder,” “hereof” and other similar references set forth in the Warrant and each reference to the Warrant in any other agreement, document or other instrument shall, in each case, refer to the Warrant as modified by this Amendment. Except as and to the extent expressly modified by this Amendment, the Warrant is not otherwise being amended, modified or supplemented and shall remain in full force and effect and is hereby in all respects ratified and confirmed, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Warrant.

Section 3. Miscellaneous Provisions. Sections 8 through 16 of the Warrant shall apply to this Amendment mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF each Party has hereunto caused this Amendment to be duly executed on its behalf as of the day and year first above written.

COMPANY:

GLUCOTRACK, INC.

By:
Name:	Erik Emerson
Title:	Chief Executive Officer

HOLDER:

Name:	[__]

[Signature page to Amendment to Warrant]